UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 11/10/2014

CITIZENS FIRST CORPORATION
(Exact name of registrant as specified in its charter)

Kentucky 333-67435 61-0912615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Ashley Street, Bowling Green, Kentucky 42103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (270) 393-0700

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 10, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Citizens First Corporation (the “Company”) approved the 2014 Management Incentive Plan (the “Plan”) which provides awards to the Company’s executive officers as designated by the Committee.  Under the Plan, each participant has a specified target annual cash incentive award, defined as a percentage of base earnings, based on his or her role at the Company.  The target incentive is based on competitive practices and reflects the award to be paid for meeting predefined performance goals.  Each participant will have predefined performance goals and weights that will determine his or her incentive.  Performance targets and ranges for each measure are set and approved by the Committee.  At the end of each performance period, performance is assessed against the specific goals established at the start of the period.  Payout for each goal is determined independently in arriving at the overall incentive payout.  Thus, the participant may not achieve minimum performance on one goal but may still receive an award on other goals.  The Committee is authorized to adjust individual awards based on the Company’s performance and such other factors as the Committee may determine.

The foregoing description of the Plan is a summary of the Plan’s key provisions and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

10.1           Citizens First Corporation 2014 Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FIRST CORPORATION
(Registrant)
By: /s/ M. Todd Kanipe M. Todd Kanipe
President and Chief Executive Officer

Date: November 14, 2014

EXHIBIT INDEX

10.1Citizens First Corporation 2014 Management Incentive Plan